CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional
Information constituting parts of this Post-Effective Amendment No. 53 to the Registration Statement on
Form N-1A (the “Registration Statement”) of our report dated January 13, 2015, relating to the financial statements and financial highlights appearing in the November 30, 2014 Annual Report to Shareholders
of Vanguard Convertible Securities Fund, which report is also incorporated by reference into the
Registration Statement. We also consent to the references to us under the heading “Financial Highlights”
in the Prospectuses and under the headings “Financial Statements” and “Service Providers—Independent
Registered Public Accounting Firm” in the Statement of Additional Information.

Philadelphia, PA

March 23, 2015